Exhibit 10.4

000100_2018_AIP_Plan

2021 Annual Incentive Plan

This document sets forth the SpartanNash Company Annual Incentive Plan “AIP” for awards made during the fiscal year ending January 1, 2022 (“Fiscal Year”).

1.Authority and Administration. This AIP is authorized and administered by the Compensation Committee of the Board of Directors of SpartanNash Company (the “Committee”).

2.Target Award Amount. Each Participant’s threshold, target and maximum AIP award opportunity will be communicated to him or her separately in writing. AIP award opportunities will be expressed as a percentage of base compensation. For the purposes of this AIP, “base compensation” means (a) an associate’s annual base salary actually paid during the Fiscal Year for salaried (exempt) associates, and (b) all earnings (including regular time, overtime and vacation) paid for the Fiscal Year for hourly (non-exempt) associates.

3.Performance Metrics. No portion of an AIP award will be earned unless SpartanNash achieves the threshold level of performance of Earnings before Interest Taxes Depreciation and Amortization (EBITDA)1. If the threshold level of adjusted EBITDA is achieved, each AIP award will be paid to the extent SpartanNash achieves at least the threshold level of performance for the applicable performance measurement, the Participant’s business unit achieves financial goals (as applicable). In addition, the Participant must otherwise satisfy the requirements of this AIP and the applicable Plan. Each Participant will be notified in writing of the Performance Metrics s/he must achieve against.

4. Payout Scale for Corporate Metrics. For corporate performance metrics, AIP awards payouts will be earned according to the payout scales below. SpartanNash must achieve the threshold level of performance for EBITDA for any payout of any portion of an AIP award.

EBITDA Payout Scale:

Performance Level	Adjusted EBITDA % of Budget	Payout % of Target
	Below 93.9%	0%
Threshold	93.9%	25.0%
-	95.9%	50.0%
-	98.0%	75.0%
Target	100.0%	100.0%
-	102.0%	125.0%
-	104.1%	150.0%
-	106.1%	175.0%
Maximum	>=108.1%	200.0%

Net Sales Payout Scale:

Performance level	Net Sales % of Budget	Payout % of Target
-	<95.00%	0.0%
Threshold	95.00%	20.0%
-	96.25%	40.0%
-	97.50%	60.0%
-	98.75%	80.0%
Target	100.00%	100.0%
-	101.25%	125.0%
-	102.50%	150.0%
-	103.75%	175.0%
Maximum	>=105.00%	200.0%

5.Business Unit Goals. Each Participant may have a combination of Corporate metrics and business unit financial goals as noted in the relevant appendices to this Plan Document. For business unit goals, the Board of Directors will establish goals for the CEO; the CEO will establish goals for SVPs and EVPs, and SVPs/EVPs will establish goals for VP level associates and below. Target payouts and scales will vary by business unit and individual.

a)	No business unit financial goals may be paid unless SpartanNash achieves the threshold level of EBITDA performance.
b)	Any business unit goal will be capped at 200% maximum payout.

6. Clawback. All payouts under the AIP are subject to the Company’s “clawback” policy for the recovery of incentive compensation, as such policy may be amended from time to time.

7.Termination. Except as provided in any Employment Agreement or Executive Severance Agreement:

a)

If a Participant terminates employment during the Fiscal Year due to Retirement, Total Disability or death, then any earned portion of an AIP award will be prorated based on base compensation paid during the time the Participant was employed during the Fiscal Year.

b)

A Participant whose employment is terminated as part of an involuntary reduction in force (“RIF”), or whose position is eliminated, is eligible to receive a prorated payout based on the base compensation paid during the plan year prior to the termination date.

c)

Upon a Change in Control before the end of the Fiscal Year, associates will earn an incentive payout equal to the greater of the target award or the projected award, with the projected award to be determined by estimating the actual performance as of the end of the Fiscal Year based on actual performance in the Fiscal Year as of the date of the Change in Control and payment will be made no later than the 15th day of the third month following the Change in Control. The amount of incentive payout will be prorated based on the number of completed weeks in the Fiscal Year prior to the Change in Control. If a Change in Control occurs after the end of the Fiscal Year but prior to payout, any earned incentive award would be paid no later than the 15th day of the third month following the Change in Control.

8.	Plan Eligibility.

a)	An associate must be hired or promoted into an eligible role on or before October 1 of the Fiscal Year to be a Participant.

b)	A Participant must be actively employed on the last day of the Fiscal Year and on the payout date to be eligible for an AIP award payout unless employment has terminated subject to paragraph 7 above.

c)

AIP awards will be prorated for Participants who are promoted into an AIP eligible position after the beginning of the Fiscal Year and have a minimum of three months of plan participation. Proration is based on the compensation paid in the Fiscal Year the associate worked in an AIP eligible position. Working any day in a week will count towards proration for AIP purposes.

d)

A Participant who moves from one AIP eligible position to another with a greater AIP target opportunity (or vice versa), or from an AIP eligible position to an ineligible position, will receive a prorated payout (if one is earned) that multiplies the target(s) by the compensation paid during the time the Participant worked in the position eligible for that target opportunity.

e)

A Participant on a non-FMLA leave will receive a prorated portion of any earned AIP award based on actual weeks worked during the Fiscal Year. Associates who are on any type of leave at the beginning of the Fiscal Year and who terminate employment prior to returning to work will not be eligible for an award.

9.	General Terms and Conditions.

a)	Definitions. The following terms shall have the definitions stated. Other defined terms shall have the meanings ascribed to them above.
i.

“Beneficiary” means the individual, trust or other entity designated by the Participant to receive any Incentive Award payable with respect to the Participant under the AIP after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Company. A Participant’s will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining Incentive Award under this AIP, if any, shall be paid to the Participant’s estate.

ii.	“Board” means the Board of Directors of the Company.
iii.

“Business Unit” means any subsidiary, department, division, profit center or other operational unit of the Company or any subsidiary as to which the Committee shall establish a Goal under the AIP applicable in a Fiscal Year.

iv.	“Change in Control” has the meaning given to it in the SpartanNash Company Supplemental Executive Retirement Plan.
v.	“Code” means the Internal Revenue Code of 1986, as amended.
vi.	“Company” means SpartanNash Company, a Michigan corporation, and its Subsidiaries.
vii.	“Incentive Award” means a bonus awarded and paid in cash to a Participant for services to the Company or a Business Unit that is based upon achievement of specified goals.
viii.	“Participant” means any person participating in the AIP.
ix.

“Retirement” means termination of employment as a result of retirement on or after the earlier of the date the Participant reaches (a) age 65; or (b) age 55, but only if such Participant has completed at least ten Years of Vested Service (as defined below) since the later of the Participant’s most recent date of hire or, if the Participant became an associate of the Company in connection with a merger or acquisition, the date of the Participant’s hire by the entity that is the subject of such merger or acquisition.

x.

“Surviving Spouse” means the husband or wife of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this AIP that the Participant survived the spouse.

xi.	“Total Disability” means the condition of a Participant who is and remains eligible for total and permanent disability benefits under § 223 of the Social Security Act, as amended.
xii.

“Year of Vested Service” means a calendar year in which a Participant is credited with at least 1,000 hours of employment with the Company or its Subsidiaries. For the purposes of this definition, “hours of employment” include actual hours of paid work, paid leave or other time off, and hours of work missed due to military service provided that the Participant returns to work while his or her rehire rights are protected by law.

b)	Determination of Achievement. The Committee will determine achievement with respect to corporate performance goals by reference to such information as the Committee determines in its discretion.

c)

Adjustments to Awards. Adjustments to Incentive Awards may be made when deemed appropriate by the Committee. The Committee may establish any specific conditions under which an Incentive Award may be reduced, forfeited, or amended. The Committee delegates to the Chief Executive Officer the authority to determine that a Participant’s award will be reduced or withheld if the Chief Executive Officer determines that the reduction or withholding is warranted by the Participant’s performance. All decisions of the Committee shall be final and binding on all Participants and their respective heirs, representatives and Beneficiaries.

d)

Payment of Incentive Award; Form of Payment. The dollar amount of the Incentive Award for a Fiscal Year shall be paid to the Participant as soon as feasible following the completion and approval of the Incentive Award calculations for the Fiscal Year; provided, however, such Incentive Award shall be paid no later than the 15th day of the third month following the later of the end of the Fiscal Year in which the goals for the Incentive Award have been met and the date the Participant vests in the Incentive Award. In the event of the Participant’s death, Total Disability, or a Change in Control, payment shall be made no later than the 15th day of the third month following the date on which the Participant’s rights in the Incentive Award vest or, if already vested, the 15th day of the third month following the date of death, Total Disability, or Change in Control.

e)

Stock in Lieu of Cash. To the extent authorized by the Committee and the Chief Human Resources Officer, a Participant may elect to receive a portion of his or her Incentive Award to be paid in cash under this AIP in the form of Common Stock under a plan or program established for that purpose, provided that the Participant is an eligible  participant under such plan.

f)

No Continuing Participation. An Associate’s designation as a participant for a Fiscal Year will not continue in effect for any subsequent Fiscal Year unless and until the Committee designates the Associate as a Participant in the subsequent Fiscal Year. The Committee may terminate participation by any Participant at any time with or without cause.

g)

Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the AIP nor participation in the AIP shall provide any guarantee or other assurance that Incentive Awards will be payable under the AIP. No Participant or other person shall have any claim to be granted any award or benefit under the AIP and there is no obligation of uniformity of treatment of Participants under the AIP. The terms and conditions of any award or benefit of the same type and the determination of the Committee to grant a waiver or modification of any award or benefit and the terms and conditions thereof need not be the same with respect to each Participant.

h)

No Right to Participate. Nothing in this AIP shall be deemed or interpreted to provide a Participant or any non-participating Associate with any contractual right to participate in or receive benefits under the AIP. No designation of a person as a Participant for all or any part of the Fiscal Year shall create a right to any Incentive Award, compensation or other benefits of the AIP for any other Fiscal Year.

i)

No Employment Right. Participation in this AIP shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subsidiary will continue to employ any individual and this AIP shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

j)

Not an ERISA Plan. The AIP is an incentive compensation program for participants. Because the AIP does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

k)

No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this AIP. Payment of any amount due or to become due under this AIP shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process, unless otherwise specifically ordered by any court of competent jurisdiction.

l)

Withholding and Payroll Taxes. The Company shall deduct from any payment made under this AIP all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the AIP to all applicable payroll taxes and assessments.

m)

Incapacitated Payee. If the Committee determines that a person entitled to a payment hereunder is incapacitated, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s Beneficiary at the time or times otherwise payable hereunder, in total discharge of the AIP’s obligations to the Participant or Beneficiary.

n)

Governing Law. The validity, construction and effect of the AIP and any rules and regulations relating to the AIP shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

o)

Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the AIP. The AIP is intended to be exempt from Section 409A of the Code by providing for short-term deferrals as described in Treasury Regulations § 1.409A-1(b)(4) and shall be interpreted and administered to achieve that purpose.

p)

Severability. In the event any provision of the AIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the AIP and the AIP shall be construed and enforced as if the illegal or invalid provision had not been included.

q)

No Limit on Other Compensation Arrangements. Nothing contained in the AIP shall prevent the Company or any subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

Exhibit 10.4

[1]

EBITDA is adjusted for (a) asset write downs. (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary non-recurring items as described in ASC 225-20 Presentation-Income Statement – Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year(s), (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items.

Appendix for MDV Participants

Each participant whose management and performance is based on the Military Business Unit will have a combination of corporate and business unit financial goals. 60% of AIP payout will be based on Corporate and 40% will be based on MDV business unit results.

MDV Business Unit Goals are as follows:

70% of Business Unit Bonus Attainment
% of Budget	1 Year EBITDA (Military)	Payout

93.9%	$34,883	25%
95.9%	$35,626	50%
98.0%	$36,406	75%
100.0%	$37,149	100%
102.0%	$37,892	125%
104.1%	$38,672	150%
106.1%	$39,415	175%
108.1%	$40,158	200%

30% of Business Unit Bonus Attainment
% of Budget	1 Year Net Sales (Military)	Payout

95.0%	$1,928,201	20%
96.25%	$1,953,572	40%
97.5%	$1,978,943	60%
98.75%	$2,004,314	80%
100.0%	$2,029,685	100%
101.25%	$2,055,056	125%
102.5%	$2,080,427	150%
103.75%	$2,105,798	175%
105.0%	$2,131,169	200%

Appendix for Food Distribution Participants

Each participant whose management and performance is based on the Distribution Business Unit will have a combination of corporate and business unit financial goals. 60% of AIP payout will be based on Corporate and 40% will be based on Food Distribution business unit results. This does not include participants in the Supply Chain who are subject to specific distribution center(s) or transportation results.

Distribution Business Unit Goals are as follows:

70% of Business Unit Bonus Attainment
% of Budget	1 Year EBITDA (Distribution)	Payout

93.9%	$178,424	25%
95.9%	$182,224	50%
98.0%	$186,215	75%
100.0%	$190,015	100%
102.0%	$193,815	125%
104.1%	$197,806	150%
106.1%	$201,606	175%
108.1%	$205,406	200%

30% of Business Unit Bonus Attainment
% of Budget	1 Year Net Sales (Distribution)	Payout

95.0%	$4,304,777	20%
96.25%	$4,361,419	40%
97.5%	$4,418,060	60%
98.75%	$4,474,702	80%
100.0%	$4,531,344	100%
101.25%	$4,587,986	125%
102.5%	$4,644,628	150%
103.75%	$4,701,269	175%
105.0%	$4,757,911	200%

Appendix for Corporate Retail Participants

Each participant whose management and performance is based on the Retail Business Unit will have a combination of corporate and business unit financial goals. 60% of AIP payout will be based on Corporate and 40% will be based on Retail business unit results. This does not include participants in the retail stores who are subject to specific results based on retail store(s) results.

Retail Business Unit Goals are as follows:

70% of Business Unit Bonus Attainment
% of Budget	1 Year EBITDA (Retail)	Payout

93.9%	$101,942	25%
95.9%	$104,113	50%
98.0%	$106,393	75%
100.0%	$108,564	100%
102.0%	$110,735	125%
104.1%	$113,015	150%
106.1%	$115,186	175%
108.1%	$117,358	200%

30% of Business Unit Bonus Attainment
% of Budget	1 Year Net Sales (Retail)	Payout

95.0%	$2,271,922	20%
96.25%	$2,301,816	40%
97.5%	$2,331,710	60%
98.75%	$2,361,603	80%
100.0%	$2,391,497	100%
101.25%	$2,421,391	125%
102.5%	$2,451,284	150%
103.75%	$2,481,178	175%
105.0%	$2,511,072	200%

Appendix for Retail Store Participants

Retail VPs, District Managers, Store Directors, Assistant Store Directors, Department Managers and other eligible Retail Store Associates

Participants whose management and performance is based on the retail store metrics will have a combination of corporate and retail store financial goals. 20% of AIP payout will be based on Corporate results and 80% will be based on retail store results.

Each retail store will have its own budget for Earnings and Sales. Retail Store EBIT must have a minimum attainment of 80% for the Sales goal to pay out. District Managers and VP’s responsible for groups of stores will have their bonus attainment based on the collective attainment of the stores they are responsible for.

Retail Store Goal payout scales are as follows:

Retail Store EBIT - 60% of BU Goal
% of Budget**	Payout
80.0%	10.0%
85.0%	32.5%
90.0%	55.0%
95.0%	77.5%
100.0%	100.0%
104.0%	124.5%
108.0%	149.1%
112.0%	173.6%
116.3%	200.0%
** If actual EBIT is negative, no additional incentive is earned above 100%
If actual EBIT is between $0 - $100,000, payout is capped at 149.1%
If actual EBIT is greater than $100,000, payout up to 200% can be earned

Net Retail Store Sales - 40% of BU Goal
% of Budget	Payout
95.0%	20.0%
96.3%	40.0%
97.5%	60.0%
98.8%	80.0%
100.0%	100.0%
101.3%	125.0%
102.5%	150.0%
103.8%	175.0%
105.0%	200.0%

Appendix for Distribution Center and Transportation Participants

DC Directors, Maintenance, Inventory Control, Transportation and DC Operations Managers and Supervisors and other eligible DC participants

Participants whose management and performance is based on specific Distribution Center metrics will have a combination of corporate and DC specific goals. 20% of AIP payout will be based on Corporate results and 80% will be based on DC results.

Each DC will have its own budget for Earnings and Turnover Rate. Participants responsible for groups of DC’s will have their bonus attainment based on the collective attainment of the DC’s they are responsible for.

Distribution Center Goal payout scales are as follows:

Distribution Center EBIT - 50% of BU Goal
% of Budget**	Payout
80.0%	10.0%
85.0%	32.5%
90.0%	55.0%
95.0%	77.5%
100.0%	100.0%
104.0%	124.5%
108.0%	149.1%
112.0%	173.6%
116.3%	200.0%

** If actual EBIT is negative, no additional incentive is earned above 100%
If actual EBIT is between $0 - $100,000, payout is capped at 149.1%
If actual EBIT is greater than $100,000, payout up to 200% can be earned

Distribution Center Turnover Rate - 50% of BU Goal
% of Budget	Payout
80.0%	10.0%
85.0%	32.5%
90.0%	55.0%
95.0%	77.5%
100.0%	100.0%
104.0%	124.5%
108.0%	149.1%
112.0%	173.6%
116.3%	200.0%